Exhibit 99.2

Athena Technology Acquisition Corp. II Announces Closing of $250 Million Initial Public Offering

New York, NY, Dec. 14, 2021 – Athena Technology Acquisition Corp. II (“Athena Technology II” or the “Company”), a newly incorporated blank check company, today announced the closing of its initial public offering of 25,000,000 units at a price of $10.00 per unit. The offering was priced at $10.00 per unit, resulting in gross proceeds of $250,000,000. The units began trading on the New York Stock Exchange (“NYSE”) under the ticker symbol “ATEK.U” on December 10, 2021.

“We are thrilled to once again having partnered with many of the leading investors in the world,” said Athena Technology II Founder, Chairman and CEO Isabelle Freidheim. “We now look forward to partnering with one of the technology companies that will be at the forefront of this new age economy.”

President Kirthiga Reddy, formerly Investment Partner, SoftBank Investment Advisers, added, “AI, data, automation, IoT and Web3.0 are disrupting every industry as we know it and transforming the way people live and work. With a leadership team experienced in software, enterprise, fintech, deep-tech, and health-tech and a proven history, we are ready to tap into the unlimited potential we see in the technology space.”

Athena Technology II is the third all-women Athena SPAC founded by Freidheim this year, following Athena Technology Acquisition Corp., which was the first all-women SPAC to announce a business combination, and Athena Consumer Acquisition Corp., which closed on its public offering in October 2021. In addition to Freidheim and Reddy, Anna Apostolova serves on the management team as Chief Financial Officer, and Sharon Brown-Hruska, Judith Rodin and Randi Zuckerberg serve on the Company’s Board of Directors.

Beyond its management team and Board, Athena has attracted an experienced team of Advisors, which includes Trier Bryant, Minneola Ingersoll, Dolly Singh, Andrea Tarbox and Wei Zhang.

The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any industry, it currently intends to concentrate its search for a target business operating in the technology sector.

Each unit consists of one share of Class A common stock and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin trading separately, the Company expects that the shares of Class A common stock and redeemable warrants will be listed on the NYSE under the symbols “ATEK” and “ATEK WS,” respectively.

Citigroup Global Markets Inc. (“Citigroup”) served as sole bookrunner and representative of the underwriters, and Roberts & Ryan Investments, Inc., Siebert Williams Shank & Co., LLC and Tigress Financial Partners LLC acted as co-managers of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,750,000 units at the initial public offering price to cover over-allotments, if any.

The offering was made only by means of a prospectus, copies of which may be obtained by contacting Citigroup, Attention Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY, 11717, or by phone at 800-831-9146.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission (the “SEC”) on December 9, 2021. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Isabelle Freidheim
Chief Executive Officer and Chairman of the Board
c/o Athena Technology Acquisition Corp. II
442 5th Avenue
New York, NY 10018
Telephone: (970) 925-1572

Media Contact

Jacalyn Lawton

Lambert & Co.

Mobile: (918) 916-1905

Email: athena@lambert.com